Spark Networks(R) Announces Third Quarter 2015 Subscriber Metrics

LOS ANGELES, CA -- (Marketwired - October 01, 2015) - Spark Networks Inc. (NYSE MKT: LOV)

  First quarter of subscriber growth since Q1 2013, led by Jewish networks

  Jewish networks subscribers of 64,144 at the end of Q3, up 1.8% from the end of Q2

  Christian networks subscribers of 122,068 at the end of Q3, up 0.4% from end of Q2

Spark Networks Inc. (NYSE MKT: LOV), a leader in creating communities that help individuals form life-long relationships, today announced new subscriber metrics as of the end of the third quarter 2015.

"To help our investors better understand the trajectory of our business we are introducing a new operating metric -- period ending subscribers," said Michael Egan, Chief Executive Office, Spark Networks. "With this new metric, we are broadening our disclosure beyond average subscribers in a quarter, aiming to provide additional clarity to investors as we continue to execute against our turnaround plan.

"Early in 2015 we set out to profitably rebuild our two key brands -- JDate and ChristianMingle -- by improving our products and improving the way we market to and communicate with our customers. Our promise to investors was to demonstrate profitable subscriber growth by Q4 of this year.

"We've made significant strides across both brands and our Q3 ending subscriber numbers reflect this. The growth in ending subscribers in our Jewish Networks relative to Q2 represents the first quarter of sequential growth in two years and was led by the strongest growth in our key U.S. market in over five years. Likewise, we were able to grow our ChristianMingle subscriber numbers for the first time since early 2013 and did so with our most efficient marketing spend in years.

"With an esteemed legacy in the niche online dating space for more than 20 years, Spark Networks, in late 2014, undertook a 'crawl, walk, run' strategy to return the company to profitability and growth. The company made significant changes to its management team, has launched a number of product improvements and is now poised to deliver optimized customer engagement, more effective matches and profitable subscriber growth.

"We continue to see opportunities for improvement in our products and marketing programs and are excited by what we have on deck for Q4, including the relaunch of both our JDate and ChristianMingle websites. We are confident that we are now entering the 'run' portion of our turnaround," added Egan.

                            SPARK NETWORKS, INC.
                     SEGMENT(1) RESULTS FROM OPERATIONS

                                                              Q3 '15  Q3 '15
                                                              v. Q3   v. Q2
                     Q3 2015 Q2 2015 Q1 2015 Q4 2014 Q3 2014   '14     '15
                     ------- ------- ------- ------- ------- ------- -------

Period Ending Subs.
Jewish Networks       64,144  62,991  67,703  71,251  75,355  -14.9%    1.8%
Christian Networks   122,068 121,561 129,964 131,479 154,367  -20.9%    0.4%
Other Networks        11,620  12,267  12,879  12,787  13,777  -15.7%   -5.3%
                     ------- ------- ------- ------- ------- ------- -------
Total Period Ending
 Subs.(2,3)          197,832 196,819 210,546 215,517 243,499  -18.8%    0.5%

Average Paying Subs.
Jewish Networks       63,538  65,087  69,632  73,429  76,481  -16.9%   -2.4%
Christian Networks   121,597 126,214 130,860 141,188 166,908  -27.1%   -3.7%
Other Networks        11,974  12,594  12,953  13,257  14,290  -16.2%   -4.9%
                     ------- ------- ------- ------- ------- ------- -------
Total Avg. Paying
 Subs.(2,3)          197,109 203,895 213,445 227,874 257,679  -23.5%   -3.3%

(1) In accordance with Segment Reporting guidance, the company's financial reporting includes detailed data on our separate operating segments. The Jewish Networks segment consists of the company's JDate.com, JDate.co.il, JDate.fr, JDate.co.uk and Cupid.co.il Web sites and their respective co-branded Web sites. The Christian Networks segment consists of the company's ChristianMingle.com, ChristianMingle.co.uk, ChristianMingle.com.au, Believe.com, ChristianCards.net, ChristianDating.com, DailyBibleVerse.com and Faith.com Web sites. The Other Networks segment consists of Spark.com and related other general market Web sites as well as other properties which are primarily composed of sites targeted towards various religious, ethnic, geographic and special interest groups.

(2) "Paying Subscribers" are defined as individuals who have paid a monthly fee for access to communication and Web site features beyond those provided to our members. Period ending subscribers for each quarter represent the paying subscriber count as of the last day of the period. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

(3) Total Period Ending Subscribers and Total Average Paying Subscribers exclude results from the company's HurryDate business due to its relative size.

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the implementation of the "crawl, walk, run" strategy to stabilize and grow the subscriber base which we have adopted. Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: successfully implement our strategy to stabilize our subscriber base and grow; avoid significant subscriber declines; attract and retain members; convert members into paying subscribers and retain our paying subscribers; retain and enhance the new marketing team; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes, including making the technology stack more nimble; drive use of newly-updated mobile applications; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Company's filings with the Securities and Exchange Commission ("SEC"), and in the Company's other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or provide similar metrics in future periods.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

For More Information
Investors:
Robert O'Hare
rohare@spark.net